Monday, November 15, 2004

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti – President & CEO
860-435-9801 or jp@salisburybank.com

FOR IMMEDIATE RELEASE
November 15, 2004

SALISBURY BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Lakeville, Connecticut, November 15, 2004/PRNewswire….Salisbury Bancorp, Inc. (the “Company”), (AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the third quarter of 2004 was $795,902 or $.54 per share. This compares to 2003 third quarter net income of $1,015,635 or $.71 per share. For the nine months ended September 30, 2004, net income totaled $2,963,716 or $2.05 per share as compared to net income of $3,045,195 or $2.14 per share for the same nine month period in 2003. The decrease is primarily the result of nonrecurring costs relating to the upgrading of the Company’s core account processing system and the merger with Canaan National Bancorp, Inc. and appears to be not indicative of any trend.

The Company previously announced a third quarter dividend of $.24 per common share that was paid on October 29, 2004 to shareholders of record as of September 30, 2004. This compares to a $.23 per common share dividend that was paid to shareholders for the third quarter of 2003. Year-to-date dividends total $.72 per common share for the year 2004. This compares to total year-to-date dividends of $.69 per common share a year ago and represents an increase of 4.5%.

Salisbury Bancorp, Inc.‘s sole subsidiary, Salisbury Bank and Trust Company, is a community bank. On September 10, 2004, Canaan National Bancorp, Inc. merged into Salisbury Bancorp, Inc. and Canaan National Bank merged into Salisbury Bank and Trust Company. The banking offices of Canaan National Bank opened as branch offices of Salisbury Bank and Trust Company on September 13, 2004. The Company now has assets in excess of $420 million and continues to serve the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon, Connecticut and South Egremont, Massachusetts. The Bank offers a full compliment of consumer and business banking products and services as well as trust services.

	Quarter Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Total Interest Income	$4,104,551	$3,848,866	$11,674,604	$11,853,630
Net Interest and Dividend
Income	2,715,675	2,532,205	7,743,222	7,550,410
Provision for Loan Losses	60,000	37,500	180,000	112,500
Income Before Taxes	793,838	1,376,832	3,578,471	4,181,519
Income Tax (Benefit)
Expense	(2,064)	361,197	614,755	1,136,324
Net Income	$795,902	$1,015,635	$2,963,716	$3,045,195
Earnings Per Share	$.54	$.71	$2.05	$2.14

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.